          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998 POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-51523
------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              --------------------
                          POST-EFFECTIVE AMENDMENT NO. 3
                                      TO
                                   FORM S-4
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
              (Exact name of registrant as specified in its charter)

           DELAWARE                           8731                     95-3630868
(State or other jurisdiction of  (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification Number)

                              10260 CAMPUS POINT DRIVE
                            SAN DIEGO, CALIFORNIA 92121
                                   (619) 546-6000
                (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)
                              --------------------
                                    COPY TO:

                            DOUGLAS E. SCOTT, ESQ.
                  Senior Vice President and General Counsel
                Science Applications International Corporation
                           10260 Campus Point Drive
                         San Diego, California 92121
                                (619) 546-6000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC:
       FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              --------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If the Securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

PROSPECTUS

                   3,000,000 SHARES OF CLASS A COMMON STOCK
                SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

     Science Applications International Corporation ("SAIC" or the "Company") has registered 3,000,000 shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), which may be offered from time to time by this Prospectus in connection with one or more acquisition transactions (each, an "Acquisition").

     The consideration to be offered by the Company in Acquisitions may consist of shares of the Class A Common Stock ("Acquisition Shares"), cash, promissory notes, the assumption of liabilities, commitments to make future capital contributions to the business to be acquired or any combination thereof. Acquisitions may be accomplished by one or more methods, including but not limited to the acquisition by the Company of stock, partnership interests, limited liability company interests or assets of a business or entity to be acquired or the merger or consolidation of such corporation or entity with the Company or a subsidiary of the Company. The amount and type of consideration to be offered and the other terms of each Acquisition will be determined by negotiations between the Company and the owners or controlling persons of the business or assets to be acquired and will be set forth in a definitive agreement among such parties governing such Acquisition. The Company may be required to provide information (or further information) by means of a post-effective amendment to the Registration Statement or supplement to this Prospectus once the required information concerning an Acquisition and the company to be acquired pursuant thereto are known to the Company.

     This Prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who will receive shares issued by the Company in Acquisitions and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Securities Act. See "Resales by Affiliates of Acquired Companies." In addition, if permitted by law, the Company may pay finders' fees from time to time in connection with specific Acquisitions. Finders' fees may be in the form of cash but will not be paid in shares of the Class A Common Stock offered hereby. Any person receiving any such fees may be deemed underwriters within the meaning of the Securities Act, and such fees may be regarded as underwriting compensation under the Securities Act. Other than as provided above, the Company does not expect to pay underwriting commissions or discounts in connection with this Offering.

     All of the Acquisition Shares will be subject to certain restrictions (including restrictions on their transferability) set forth in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and may be subject to certain contingencies. See "Description of Class A Common Stock --Common Stock -- Restrictions on Class A Common Stock." SEE "RISK FACTORS" ON PAGES 3 TO 7 FOR A DESCRIPTION OF THIS AND CERTAIN OTHER RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             --------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             --------------------
     This Prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, trends affecting the Company's financial condition or results of operations and the impact of competition.

     Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Risk Factors" identifies important factors that could cause such differences.

        THE DATE OF THIS PROSPECTUS IS ____________, 1998

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission listed below, and copies of all or any part thereof may be obtained from the Commission upon payment of prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the requirements of the Exchange Act, the Company files with the Commission reports, proxy statements and other information which can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Commission's Public Reference Section, Washington, D.C. 20549. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                    INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended January 31,
1998 (the "1998 10-K"); (2) the Company's Current Report on Form 8-K dated
July 11, 1997; (3) the Company's Current Report on Form 8-K dated September 19, 1997; (4) the Company's Current Report on Form 8-K dated February 8,
1998; and (5) the Company's Current Report on Form 8-K dated April 15, 1998.
In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, WITHOUT EXHIBITS (UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS), ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, 10260 CAMPUS POINT DRIVE, SAN DIEGO, CALIFORNIA 92121, ATTENTION: CORPORATE SECRETARY (TELEPHONE 619-535-7323). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  RISK FACTORS

     Prior to purchasing the Class A Common Stock offered in the Prospectus, purchasers should carefully consider all of the information contained in the Prospectus and in particular should carefully consider the following factors:

CONCENTRATION OF REVENUE

     Revenues generated from the sale of the Company's Technical Services and Products (as such terms are defined on page 7) to the U.S. Government as a prime contractor or subcontractor accounted for 66%, 79%, and 83% of revenues in fiscal years 1998, 1997, and 1996, respectively. U.S. Government spending has declined in recent years, and the current Congress and presidential administration have indicated that they intend to further reduce U.S. Government spending. In addition, revenues from the U.S. Government continues to shift toward lower cost service type contracts. The loss of a substantial amount of government business could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's wholly-owned subsidiary, Bell Communications Research, Inc. ("Bellcore"), has historically derived substantially all of its revenues from the Regional Bell Operating Companies (the "RBOCs"). Although the Company has made progress in its efforts to diversify its business, it remains heavily dependent upon business with the U.S. Government and with the RBOCs, and there can be no assurances that the Company will be successful in expanding its customer base or that any new customers will place orders for the Company's Technical Services or Products in amounts comparable to those of the U.S. Government or the RBOCs. See "The Company."

POTENTIAL IMPACT OF ACQUISITION OF BELLCORE

     On November 14, 1997, pursuant to a definitive agreement, the Company completed its acquisition of Bellcore, a global provider of software, engineering and consulting services, advanced research and development, technical training and other services to the telecommunications industry. As of January 31, 1998, Bellcore had approximately 5,400 employees and annual revenues of approximately $1 billion. The acquisition resulted in a substantial growth in both the employee base and commercial revenues of the Company. The Company financed a portion of the purchase price of Bellcore with debt financing. Such growth and additional debt may place a significant strain on the Company's management, operational and financial resources. There can be no assurance that the Company will be able to effectively manage the expansion of its operations or that the Company's systems, procedures or controls will be adequate to support the integration of the acquired business. Any inability to effectively integrate the acquired business or manage the growth could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     A significant portion of the growth in the Company's revenues in recent years has been achieved through acquisitions of businesses that complement the Company's Technical Services and Products. Although the Company intends to make additional acquisitions in the future, the number and size of the acquisitions that the Company can complete may be limited due to the Company's acquisition of Bellcore. In addition, while the Company has been successful in identifying and consummating acquisitions in the past, there can be no assurance that it will be able to continue to make such acquisitions in the future at prices that it considers reasonable or, if the acquisitions are consummated, that the Company will be able to integrate the acquired businesses without adversely affecting the Company's results of operations and financial condition.

YEAR 2000 COMPLIANCE

     The Company has commenced, and in some cases finalized, the evaluation of computer systems to ensure its operations will not be adversely impacted by Year 2000 software problems. The evaluation determined that certain portions of the Company's software and systems require modification or replacement. If the necessary modifications to existing software and conversions to new software are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on the Company's consolidated financial position, results of operations, cash flow or its ability to conduct business. In addition, the Company has initiated communications with its critical service providers, suppliers and vendors to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. There can be no assurance that such failure would not have a material adverse effect on the Company's consolidated financial position, results of operations, cash flows or its ability to conduct business. Furthermore, the Company has implemented an ongoing program to assess its exposure with respect to its products and services. To date, no matters have come to the attention of the Company's management that would have a material adverse effect on the Company's consolidated financial position, results of operations, cash flows or its ability to conduct business; however, there can be no assurance that the Company will not be subject to material liability claims in the future.

     The Company's assessment of the Year 2000 issue, including the costs of the project and the timing of completion are based on management's best estimates and input from third party customers, service providers, suppliers and vendors. These estimates were derived using numerous assumptions about future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. See 1998 10-K, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF A PUBLIC MARKET

     There is no public market for the Common Stock. The Limited Market (as such term is defined on page 9) permits existing stockholders to offer for sale shares of Class A Common Stock on predetermined days (each a "Trade Date"). Generally, there are four Trade Dates each year. The Company and the trustees and agents of the Company's and certain of its subsidiaries' employee benefit plans are currently authorized, but not obligated, to purchase shares of Class A Common Stock in the Limited Market on any Trade Date, but only if and to the extent that they, in their discretion, determine to make such purchases. To the extent that purchases by such trustees, agents, or the Company are not sufficient, the ability of stockholders to resell their shares in the Limited Market will likely be adversely affected. In each trade occurring during the last two fiscal years, all shares of Class A Common Stock offered for sale in the Limited Market were matched with buy orders and sold in the Limited Market. No assurance, however, can be given that a stockholder desiring to sell all or a portion of his or her shares of Class A Common Stock in any trade will be able to do so. See 1998 10-K, Item 5, "Market for Registrant's Common Equity and Related Stockholder Matters-- The Limited Market."

CLASS A COMMON STOCK PRICE DETERMINED BY BOARD OF DIRECTORS

     The offering price and the price at which the Class A Common Stock trades in the Limited Market are not, and subsequent prices (the "Formula Price") will not be, determined by the operation of a market of bargaining buyers and sellers. Instead, the Formula Price is a value established by the Board of Directors pursuant to a formula adopted by the Board of Directors (the "Formula") and valuation process which the Board of Directors believes represents a fair market value. The Board of Directors generally has broad discretion to modify the Formula. The Formula was last modified in April 1998. The Formula does not specifically include variables reflecting all relevant financial and valuation criteria. The mechanical application of the Formula, assuming a constant market factor that is set by the Board of Directors, tends to smooth the impact on the stock price of quarterly fluctuations in the Company's operating results because the Formula takes into account the net income of the Company for the four preceding quarters. See 1998 10-K, Item 5, "Market for Registrant's Common Equity and Related Stockholder Matters--Price Range of Class A Common Stock and Class B Common Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

     The Formula Price of the Class A Common Stock could be subject to greater fluctuations in the future than it has experienced in the past. The increased volatility is expected to result from a number of factors, including (i) plans to continue to increase the proportion of the Company's business involving private sector customer, international customers and information technology and the greater stock price volatility associated with companies in such business areas, (ii) the financial leverage impact of current and any future debt levels of the Company as debt financing is used to finance acquisitions and for other purposes, (iii) other equity transactions that the Company may pursue, including public offerings of securities of the Company's subsidiaries or affiliates, and (iv) the volatility of the stock price of the Class A Common Stock of Network Solutions, Inc. ("NSI"), a publicly-traded security of a majority-owned subsidiary of the Company, and its impact on the Formula Price. As of March 13, 1998, the Company owned 100% of the outstanding Class B Common Stock of NSI, representing approximately 76% of the combined outstanding common stock of NSI. The NSI Class B Common Stock is convertible into NSI Class A Common Stock, subject to certain limitations.

NO ASSURANCES REGARDING FUTURE RETURNS

     There can be no assurance that the Class A Common Stock will in the future provide returns comparable to historical returns or that the Formula Price will not decline. See 1998 10-K, Item 5, "Market for Registrant's Common Equity and Related Stockholder Matters--Price Range of Class A Common Stock and Class B Common Stock."

COMPETITION

     The businesses in which the Company is engaged are highly competitive. The Company's competitors include larger organizations with substantially greater financial resources and larger technical staffs, smaller, more highly specialized entities, the U.S. Government's own in-house capabilities and federal non-profit contract research centers. The Company's continued success is dependent upon its ability to provide superior service and performance on a cost-effective basis. See 1998 10-K, Item 1, "Business--Competition."

EARLY TERMINATION OF GOVERNMENT CONTRACTS

     Many of the U.S. Government programs in which the Company participates as a contractor or subcontractor may extend for several years; however, such programs are normally funded on an annual basis. All U.S. Government contracts and subcontracts may be modified, curtailed or terminated at the convenience of the government. Modification, termination or curtailment of major programs or contracts of the Company could have a material adverse effect on the Company's results of operations and financial condition. Although such contract and program modifications, terminations or curtailments have not had a material adverse effect on the Company in the past, no assurance can be given that they will not have such an effect in the future.

POTENTIAL GOVERNMENT INQUIRIES AND INVESTIGATIONS

     The Company is from time to time subject to certain U.S. Government inquiries and investigations of its business practices. No assurance can be given that any such inquiry or investigation would not have a material adverse effect on the Company's results of operations and financial condition.

CONTRACT REVENUES SUBJECT TO AUDITS BY GOVERNMENT AGENCIES

     Contract costs for services or products supplied to the U.S. Government, including allocated indirect costs, are subject to audit and adjustments by negotiations between the Company and U.S. Government representatives. Substantially all of the Company's indirect contract costs have been agreed upon through the fiscal year ended January 31, 1997. Contract revenues for subsequent years have been recorded in amounts which are expected to be realized upon final settlement. However, no assurance can be given that audits and adjustments for subsequent years will not result in decreased revenues or profits for those years.

FIXED PRICE CONTRACT EXPOSURE

     During the fiscal years ended January 31, 1998, 1997 and 1996, approximately 32%, 20% and 16%, respectively, of Technical Services revenues were from firm fixed-price type contracts, while the majority of Products revenues in these three years were derived from such contracts. Because the Company assumes the risk of performing a firm fixed-price contract at the stipulated price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses for particular firm fixed-price contracts.

AT RISK CONTRACT COSTS

     Any costs incurred by the Company prior to the execution of a contract or contract amendment are incurred at the Company's risk, and it is possible that such costs will not be reimbursed by the customer. Unbilled receivables in this category which were included in Technical Services and Products revenues at January 31, 1998 were $14,583,000 and $664,000, respectively. The Company expects to recover substantially all such costs; however, no assurance can be given that the contracts or contract amendments will be received or that the related costs will be recovered.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND CURRENCY EXCHANGES

     The Company conducts a portion of its business outside of the U.S. in transactions denominated in foreign currencies. As a result, the Company is exposed to fluctuations in exchange rates which could result in losses, and in turn, could adversely impact the Company's results of operations. Under the Company's current foreign currency management policy, the Company may use forward foreign currency exchange rate contracts to hedge against movements in exchange rates for contracts executed in foreign currencies. However, the Company generally does not hedge its exchange rate risks for its foreign subsidiaries, which generally conduct business in currencies other than the U.S. Dollar. Significant fluctuations in exchange rates in such countries could have a material adverse effect on the Company's results of operations. This risk may be significant for entities such as INTESA (a Venezuelan joint venture in which the Company has a 60% ownership interest) that operate in highly inflationary economies. To date, losses resulting from exchange rate fluctuations have not had a material adverse impact on the Company's results of operations; however, there can be no assurance that the Company's future results of operations will not be materially impacted by exchange rate fluctuations.

NO CASH DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock and no cash dividends on the Class A Common Stock or Class B Common Stock are contemplated in the foreseeable future. The Company's present intention is to retain any future earnings for use in its business.

RESTRICTIONS ON CLASS A COMMON STOCK

     Certain of the shares of Class A Common Stock presently outstanding are, and all shares of Class A Common Stock offered hereby will be, subject to certain restrictions (including a right of first refusal and a right of repurchase upon termination of employment or affiliation and other restrictions on their transferability) set forth in the Company's Certificate of Incorporation.

DEPENDENCE UPON KEY PERSONNEL

     The Company's success will depend upon the continued contributions of its founder, J.R. Beyster, its officers and key personnel, the loss of which could materially adversely affect the Company's operations. The Company has not generally entered into long-term employment contracts with its officers and key employees. In addition, the Company does not maintain "key man" life insurance for its officers or key employees.

ATTRACTION AND RETENTION OF SKILLED EMPLOYEES

     The highly technical and complex services and products provided by the Company are dependent upon the availability of professional, administrative and technical personnel having high levels of training and skills. Because of the Company's growth and competitive business environment, it has become more difficult to meet all of the Company's needs for such employees in a timely manner. Competition for such personnel is intense and competitors often employ aggressive tactics to recruit key employees. The Company intends to continue to devote significant resources to recruit and retain qualified employees; however, no assurance can be given that the Company will be able to attract and retain such employees on acceptable terms. Any failure to do so could have a material adverse effect on the Company's operations.

ANTI-TAKEOVER EFFECTS

     Consistent with and in furtherance of the Company's employee ownership philosophy, certain provisions of the Company's Certificate of Incorporation and Bylaws may discourage, delay, or prevent attempts to acquire control of the Company that are not approved by the Company's Board of Directors. The provisions may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. See "Description of Class A Common Stock--Anti-Takeover Effects."

                                 THE COMPANY

     The Company provides diversified professional and technical services ("Technical Services") and designs, develops and manufactures high-technology products ("Products"). The Company's Technical Services and Products have been primarily sold to departments and agencies of the U.S. Government, including the Department of Defense, Department of Energy, Department of Transportation, Department of Veterans Affairs, Environmental Protection Agency and National Aeronautics and Space Administration. The balance of the Company's revenues were attributable to the sales of Technical Services and Products to foreign, state and local governments, commercial customers and others. With the completion of the acquisition of Bellcore, the Company's revenues attributable to sales of Technical Services and Products to commercial customers are expected to increase substantially as a percentage of revenues. See "Risk Factors--Concentration of Revenue."

     The percentage of revenues attributable to Technical Services has increased since fiscal year 1996 while Products revenues have correspondingly decreased. The Company provides Technical Services primarily in the areas of "National Security," "Health," "Environment," "Energy," "Telecommunications," "Commercial

Information Technology" and "Other Technical Services," the last of which includes the Company's transportation and space business areas. The percentage of Technical Services revenues attributable to National Security-related work has gradually declined since fiscal year 1996.

     A significant portion of the growth in the Company's revenues in recent years has been achieved through acquisitions of businesses that complement the Company's Technical Services. Acquisitions of businesses in fiscal years 1998 and 1997 were primarily financed with cash and in fiscal year 1996 were made primarily with issuance of Class A Common Stock. On November 14, 1997,pursuant to a definitive agreement, the Company completed its acquisition of Bellcore, a global provider of software, engineering and consulting services, advanced research and development, technical training and other services to the telecommunications industry. As of January 31, 1998, Bellcore had approximately 5,400 employees and annual revenues of approximately $1 billion. The acquisition resulted in a substantial growth in both the employee base and commercial revenues of the Company. The Company financed a portion of the purchase price of Bellcore with debt financing. See "Risk Factors--Potential Impact of Acquisition of Bellcore " and "--Dependence on Acquisitions for Growth."

     The Company's principal executive offices are located at 10260 Campus Point Drive, San Diego, CA 92121 and its telephone number is (619) 546-6000. As used in this Prospectus, all references to the Company include, unless the context indicates otherwise, Science Applications International Corporation and its predecessor and subsidiary corporations.

                                 THE OFFERING

     The offering consists of up to 3,000,000 shares of Class A Common Stock which may be offered by the Company from time to time pursuant to this Prospectus in connection with one or more Acquisitions (the "Offering"). The consideration to be offered by the Company in Acquisitions may include Acquisition Shares, cash, promissory notes, the assumption of liabilities, commitments to make future capital contributions to the business to be acquired or any combination thereof. Acquisitions may be accomplished by one or more methods, including but not limited to the acquisition by the Company of stock, partnership interests, limited liability company interests or assets of a business or entity to be acquired or the merger or consolidation of such corporation or entity with the Company or a subsidiary of the Company. The amount and type of consideration to be offered and the other terms of each Acquisition will be determined by negotiations between the Company and the owners or controlling persons of the business or assets to be acquired and will be set forth in a definitive agreement among such parties governing such Acquisition (an "Acquisition Agreement"). The Company expects that, in most cases, the aggregate market value of the Acquisition Shares to be issued in connection with any Acquisition will be determined upon signing or closing of the Acquisition Agreement relating to such Acquisition (subject to post-closing adjustments, if any). Such Acquisition Shares may be issued in installments or subject to contingencies or vesting requirements. It is not expected that any individual who is an officer, director, employee or affiliate of SAIC or any of its subsidiaries will be receiving any shares of Class A Common Stock offered hereby.

     The Company's acquisition strategy is primarily to target companies or business operations that would add new or complementary technologies, capabilities or customers. In circumstances where it is financially attractive to the Company, the Company may also acquire companies or business operations involving existing capabilities or customers in order to increase its presence in the relevant markets.

     The Company anticipates that none of the Acquisitions will require the approval of the stockholders of SAIC. Therefore, under Delaware law, holders of the Class A Common Stock and the Class B Common Stock, par value $.05 per share (the "Class B Common Stock"), would not have any dissenters' rights with respect to any of the Acquisitions. Generally, to the extent that any Acquisition involves the sale of all or substantially all of the assets of the company to be acquired (the "Acquired Company") or the merger or consolidation of the

Acquired Company with SAIC or a subsidiary of SAIC, such Acquisition would require the approval of the stockholders of the Acquired Company in accordance with the laws of the state of incorporation of the Acquired Company and/or its certificate or articles of incorporation. The availability of appraisal or similar rights to dissenting stockholders of the Acquired Company will also be a matter to be determined under the law of the state of incorporation of the Acquired Company and/or its certificate or articles of incorporation.

     The Offering will be conducted primarily through the efforts of the Company's management. No officer, director, employee or affiliate of the Company is expected to receive any direct or indirect compensation relating to the Offering, nor is any such person expected to have any material interest, direct or indirect, in any Acquisition under consideration by the Company. Under certain circumstances, persons who receive Acquisition Shares and who wish to offer and sell such shares, on terms then obtainable, may be deemed to be underwriters within the meaning of the Securities Act. In addition, if permitted by law, the Company may pay finders' fees from time to time in connection with specific Acquisitions. Finders' fees may be in the form of cash but will not be paid in shares of Class A Common Stock offered hereby. Any person receiving any such fees may be deemed underwriters within the meaning of the Securities Act and such fees may be regarded as underwriting compensation under the Securities Act.

     The Company expects to account for the Acquisitions by the purchase method of accounting in which case the stock or assets acquired will be valued based on the fair market value of the consideration, including the Acquisition Shares, paid or payable therefor.

     The federal income tax consequences of Acquisitions are likely to differ as a function of the structure of each specific Acquisition, the terms of the governing Acquisition Agreement and other factors. Until each specific Acquisition is structured, it is not possible to determine the federal income tax consequences of such Acquisition to the Company, the Acquired Company or its stockholders. However, it is expected that no Acquisition will have significant federal income tax consequences to the Company. On the other hand, the federal income tax consequences to the Acquired Company or its stockholders may be significant. Therefore, before deciding whether to participate in or to approve, consent or otherwise authorize an Acquisition in which the Acquired Company or its stockholders would receive Acquisition Shares (in total or partial consideration thereof), the Acquired Company and each such stockholder should consult their own tax advisors as to the tax consequences of such transaction.

                 RESALES BY AFFILIATES OF ACQUIRED COMPANIES

     This Prospectus, as appropriately amended or supplemented, has also been prepared for use by those persons who may receive Acquisition Shares from the Company and who are deemed to control, be controlled by or under common control with the Acquired Company. Such persons (referred to under this caption as "Affiliates") may be entitled to offer and sell such Class A Common Stock, on terms then obtainable, under circumstances requiring the use of a Prospectus; provided, however, that no such Affiliate will be authorized to use this Prospectus for any offer or sale of such Class A Common Stock without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus, together with a Prospectus Supplement, if required (as discussed below), for a limited period of time by such Affiliates and subject to limitations and conditions which may be varied by agreement between the Company and such Affiliates. Resales of such shares may be on the limited secondary market (the "Limited Market") maintained by the Company through its wholly-owned broker-dealer subsidiary, Bull, Inc., which was organized in 1973 for the purpose of providing liquidity to the Company's stockholders, or in private transactions. The Limited Market generally permits existing stockholders to sell shares of Class A Common Stock on four predetermined days each year (each a "Trade Date"). In connection with the transactions involving resales of Acquisition Shares, such Affiliates may be deemed to be underwriters within the meaning of the Securities Act. Any profits realized on such sales by such Affiliates may be regarded as underwriting compensation. When resales on behalf of such Affiliates are to be made through the Limited Market, the Affiliates, like all stockholders selling shares in the Limited Market (other than the Company and certain employee benefit plans of the Company), will pay the Company's wholly-owned, broker-dealer subsidiary, Bull, Inc., a commission equal to two percent of the proceeds from their sales. See 1998 10-K, Item 5, "Market for Registrant's Common Equity and Related Stockholder Matters -- The Limited Market." In connection with such sales, Bull, Inc. may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by Bull, Inc. may be deemed to be underwriting compensation under the Securities Act. A Prospectus Supplement, if required, will be filed under Rule 424(c) under the Securities Act, disclosing the number of shares involved, the price at which such shares were sold by such Affiliate, the commissions to be paid by such Affiliate to Bull, Inc. and information about the Affiliate.

                           SELECTED FINANCIAL DATA

     The following table sets forth certain consolidated financial data for the Company for the periods indicated and should be used in conjunction with the Consolidated Financial Statements and Financial Statement Schedules, related notes and other financial information appearing in the documents incorporated herein by reference.

                                                             Year ended January 31
                                    --------------------------------------------------------------------
                                       1998           1997          1996           1995          1994
                                    ----------     ----------    ----------    -----------    ----------
                                                (Amounts in thousands, except earnings per share)
Revenues  . . . . . . . . . . . .   $3,089,351     $2,402,224    $2,155,657     $1,921,880    $1,670,882

Cost of revenues  . . . . . . . .    2,623,339      2,094,447     1,875,183      1,686,970     1,475,485

Selling, general and
 administrative expenses. . . . .      301,093        191,836       173,742        146,083       120,387
Interest expense  . . . . . . . .       11,682          4,925         4,529          3,468         2,966

Other (income) expense, net . . .      (15,864)        (2,193)         (111)         5,653         2,216

Minority interest in income of
 consolidated subsidiaries(1) . .       10,608

Provision for income taxes  . . .       73,699         49,529        45,018         30,654        28,328
                                    ----------     ----------    ----------    -----------    ----------

Net income. . . . . . . . . . . .   $   84,794     $   63,680    $   57,296     $   49,052    $   41,500
                                    ----------     ----------    ----------    -----------    ----------
                                    ----------     ----------    ----------    -----------    ----------

Earnings per share(2):

 Basic . . . . . . . . . . . . . .  $     1.65     $     1.30    $     1.19     $     1.05    $      .91
                                    ----------     ----------    ----------    -----------    ----------
                                    ----------     ----------    ----------    -----------    ----------
 Diluted . . . . . . . . . . . . .  $     1.55     $     1.23    $     1.14     $     1.02    $      .89
                                    ----------     ----------    ----------    -----------    ----------
                                    ----------     ----------    ----------    -----------    ----------

Common equivalent shares:
 Basic . . . . . . . . . . . . . .      51,349         49,157        48,143         46,605        45,403
                                    ----------     ----------    ----------    -----------    ----------
                                    ----------     ----------    ----------    -----------    ----------
 Diluted . . . . . . . . . . . . .      54,806         51,738        50,285         47,865        46,759
                                    ----------     ----------    ----------    -----------    ----------
                                    ----------     ----------    ----------    -----------    ----------
                                                                 January 31
                                    --------------------------------------------------------------------
                                       1998           1997          1996           1995          1994
                                    ----------     ----------    ----------    -----------    ----------
                                                            (Amounts in thousands)
Total assets . . . . . . . . . . .  $2,415,234     $1,012,462    $  859,290     $  752,584    $  611,575
Working capital. . . . . . . . . .      94,588        270,553       227,185        173,467       206,580
Long-term debt . . . . . . . . . .     145,958         15,227        15,592         14,222        13,437
Long-term liabilities. . . . . . .     313,677         29,114        18,524         14,733        11,623
Stockholders' equity.  . . . . . .  $  754,778     $  527,459    $  458,132     $  386,760    $  334,597

-------------------
(1) Relates to INTESA, the Company's consolidated 60%-owned joint venture and NSI, the Company's consolidated 76%-owned subsidiary.
(2) Earnings per share has been restated for 1997, 1996, 1995 and 1994 to conform with the new Statement of Financial Accounting Standards No. 128, "Earnings per Share." The Company has never declared or paid cash dividends on its capital stock and no cash dividends are presently contemplated.

                      DESCRIPTION OF CLASS A COMMON STOCK

GENERAL

     The Company is authorized to issue 100,000,000 shares of Class A Common Stock, par value $.01 per share, 5,000,000 shares of Class B Common Stock, par value $.05 per share, and 3,000,000 shares of Preferred Stock, par value $.05 per share (the "Preferred Stock"). As of April 13, 1998, there were 53,287,080 shares of Class A Common Stock, 314,173 shares of Class B Common Stock and no shares of Preferred Stock issued and outstanding. The Class A Common Stock and the Class B Common Stock are sometimes collectively or individually referred to as the "Common Stock."

COMMON STOCK

GENERAL

     Except as otherwise provided by law, the holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class in all matters, with each holder of Class A Common Stock having one vote per share and each holder of Class B Common Stock having five votes per share. The holders of shares of Class A Common Stock and Class B Common Stock are entitled to cumulate their votes for the election of directors. Cumulative voting entitles each stockholder to cast the number of votes that equals the number of shares of Class A Common Stock or five times the number of shares of Class B Common Stock held by such stockholder multiplied by the number of directors to be elected. Each stockholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such stockholder sees fit. The Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, as nearly as equal in number as practicable. The number of authorized directors is currently fixed at 21 directors, with seven directors serving in each class. Each year the stockholders elect a different class of directors to serve a three-year term. As a result of the classification of the Board of Directors, the votes of a greater number of shares would be required to ensure the election of a director than would be required without such classification.

     Subject to the prior rights of the holders of any Preferred Stock then outstanding, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends, out of funds legally available therefor, when and as declared by the Board of Directors and to participate equally and ratably in the net assets of the Company available for distribution in the event of liquidation, dissolution or winding up, after payment of any amounts due to creditors; provided, however, that any dividend or distribution with respect to a share of Class B Common Stock must be five times the dividend or distribution, as the case may be, with respect to a share of Class A Common Stock.

     Holders of Class A Common Stock have no conversion, preemptive or subscription rights. Neither class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless the relative powers, preferences, rights, qualifications, limitations and restrictions applicable to the other class of Common Stock are maintained. In any merger, consolidation or business combination to which the Company is a party (other than a merger, consolidation or business combination in which the Company is the surviving corporation and which does not result in any reclassification of or change in the outstanding shares of Common Stock), the consideration to be received with respect to each share of Class B Common Stock must be equal to five times the consideration to be received with respect to each share of Class A Common Stock, except that if capital stock is distributed in any such transaction, such shares may differ as to the rights of the holders thereof only to the extent that such rights differ pursuant to Article FOURTH of the Certificate of Incorporation. All shares of Class A Common Stock presently outstanding are, and the shares offered hereby upon full payment therefor will be, fully paid and nonassessable.

     Pursuant to the terms of the Certificate of Incorporation, the Company is prohibited from issuing any additional shares of Class B Common Stock. Each share of Class B Common Stock is convertible at any time, at the option of the holder thereof, into five shares of Class A Common Stock, and all shares of Class B Common Stock reacquired by the Company will be retired and will not be available for reissuance.

     Article FOURTEENTH of the Certificate of Incorporation generally requires that mergers and certain other business combinations ("Business Combinations") between the Company and any holder of 5% or more of the Company's outstanding voting power (a "Related Person") must be approved by the holders of securities having 80% of the Company's outstanding voting power, as well as by the holders of a majority of such securities that are not owned by the Related Person. Under Delaware law, unless the Certificate of Incorporation provides otherwise, only a majority of the Company's outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.

     The 80% and majority of independent voting power requirements of Article FOURTEENTH (the "Supermajority Vote Requirements") will not apply, however, to a Business Combination with a Related Person, if (i) the transaction is approved by the Board of Directors prior to the time the Related Person becomes a Related Person (i.e., prior to the time the Related Person acquired beneficial ownership of 5% or more of the Company's outstanding voting power), (ii) the transaction is approved by at least a majority of the members of the Board of Directors who are unaffiliated with the Related Person and who were directors before the Related Person became a Related Person or (iii) the Business Combination involves only the Company and one or more of its subsidiaries and certain other conditions are satisfied.

     Article FOURTEENTH also provides that in the event a Business Combination with a Related Person subject to the Supermajority Vote Requirements is consummated, stockholders of the Company who voted against the Business Combination, at their option, will have the right to receive a price which is equal to (i) the price offered by the Related Person in the Business Combination or (ii) the greater of (a) the highest price per share paid by the Related Person in acquiring shares of capital stock of the Company or (b) a price which bears the same percentage relationship to the market price of the Company's capital stock immediately preceding the announcement of the Business Combination as the highest price paid by the Related Person for any of the Company's capital stock bears to the market price of the Company's capital stock immediately before the Related Person initially acquired any shares of the Company's capital stock.

     Article FOURTEENTH was adopted by the stockholders of the Company at the 1983 Annual Meeting of Stockholders and the full text of such Article appeared as Exhibit B to the Company's Proxy Statement for that meeting. Additional copies of Article FOURTEENTH may be obtained, upon request, by writing the Company at 10260 Campus Point Drive, San Diego, CA 92121,
Attention:  Corporate Secretary.

     The amendment of certain provisions of the Certificate of Incorporation and Bylaws require the approval of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Company. Such provisions relate to the number of directors, the election of directors and the vote of stockholders required to modify the provisions of the Certificate of Incorporation and Bylaws requiring such approvals.

     The Company acts as its own transfer agent for both the Class A Common Stock and the Class B Common Stock.

     As of April 13, 1998, there were 19,732 record holders of Class A Common Stock and 151 record holders of Class B Common Stock.

RESTRICTIONS ON CLASS A COMMON STOCK

     All the shares of Class A Common Stock presently outstanding are, and all shares of Class A Common Stock offered hereby will be, subject to certain restrictions (including restrictions on their transferability) set forth in Article FOURTH of the Certificate of Incorporation, which restrictions provide substantially as follows:

     RIGHT OF REPURCHASE UPON TERMINATION OF EMPLOYMENT OR AFFILIATION

     All shares of Class A Common Stock owned by a person who is an employee or director of, or a consultant to, the Company (except for shares of Class A Common Stock that are held by a stockholder who received such shares (i) in connection with the reorganization of the Company in 1984 in exchange for shares of the Company which immediately prior thereto were not subject to a right of repurchase upon termination of employment or affiliation on the part of the Company, (ii) upon exercise of a non-qualified stock option granted prior to October 1, 1981 under the Company's 1979 Stock Option Plan which were not converted into ISOs, (iii) in exchange for shares of Class B Common Stock that were not subject to a right of repurchase upon termination of employment or affiliation on the part of the Company or (iv) pursuant to a stock dividend or a stock split on the outstanding shares of Class A Common Stock which have been theretofore issued under any of the circumstances described in clauses (i), (ii), (iii) or this clause (iv)) will be subject to the Company's right of repurchase upon the termination of such holder's employment or affiliation with the Company. Such right of repurchase will also be applicable to all shares of Class A Common Stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of the Company's employee benefit plans (other than the Employee Stock Retirement Plan or any other retirement or pension plan adopted by the Company or any of its subsidiaries which by its terms does not provide for the Company's right to repurchase shares issued thereunder upon termination of employment or affiliation) or pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at the date of such termination of employment or affiliation.

     The Company's right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of employment or affiliation. If the Company repurchases the shares, the price will be the Formula Price per share (i) on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which were outstanding at that date or (ii) on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of the Company's employee benefit plans. The Company will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash within 90 days after the date referred to in (i) or (ii) above, as the case may be.

     Notwithstanding the provisions of the Certificate of Incorporation and the Company's employee benefit plans, a retiring employee of the Company who meets certain criteria can elect to defer the repurchase of the employee's shares for five years under the Company's Alumni Program. Under the Alumni Program, an employee who is over 59 1/2 and has more than 10 years of employment with the Company at the date of his or her retirement can elect to have the Company defer its right of repurchase by executing and delivering to the Company an agreement within 60 days following the date of the employee's termination. If the employee makes such an election, transferees of the employee's shares are also eligible to make the same deferral election with respect to shares of stock transferred to them by the employee. During the five-year deferral period, the stockholder may offer shares of stock for sale in the Limited Market or make transfers to family members. At the end of the five-year deferral period, all such shares will be subject to repurchase by the Company at the then current Formula Price. The Alumni Program pertains only to the deferral of the Company's right of repurchase and does not provide the employee any rights with respect to the vesting or forfeiture of any shares or options held by the employee at the date of his or her retirement or guarantee the repurchase at the end of the deferral period.

     RIGHT OF FIRST REFUSAL

     In the event that a holder of Class A Common Stock desires to sell any of his or her shares to a third party other than in the Limited Market, such person must first give notice to the Corporate Secretary of the Company consisting of: (i) a signed statement setting forth such holder's desire to sell his or her shares of Class A Common Stock and that he or she has received a bona fide offer to purchase such shares; (ii) a statement signed by the intended purchaser containing (a) the intended purchaser's full name, address and taxpayer identification number, (b) the number of shares to be purchased, (c) the price per share to be paid, (d) the other terms under which the purchase is intended to be made and (e) a representation that the offer, under the terms specified, is bona fide and (iii) if the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash.

     Upon receiving such notice, the Company will have the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event the Company does not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to the Company.

     TRANSFERS OTHER THAN BY SALE

     Except for sales in the Limited Market and as described above, no holder of Class A Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Class A Common Stock without the prior written approval of the Company. Any attempt to do so without such prior approval will be null and void. The Company may condition its approval of a transfer of any shares of Class A Common Stock, other than by sale by an employee, director or a consultant of the Company or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant of the Company, upon the transferee's agreement to hold such shares subject to the Company's right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

     LAPSE OR WAIVER OF RESTRICTIONS

     All restrictions upon the shares of Class A Common Stock will automatically terminate (i) if the Company makes an underwritten offering of either class of its Common Stock, or securities convertible into any class of its Common Stock, to the general public or (ii) if the Company applies to have any class of its Common Stock, or securities convertible into any class of its Common Stock, listed on a national securities exchange. In addition, the Board of Directors may waive any or all of the restrictions on shares of Class A Common Stock in such other circumstances as the Board of Directors deems appropriate. See "Risk Factors--Restrictions on Class A Common Stock."

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation, the Board of Directors may, from time to time, authorize the issuance of one or more series of Preferred Stock and fix by resolution or resolutions adopted at the time of issuance the designations, preferences and relative rights, qualifications and limitations of each series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank senior to the Class A Common Stock and Class B Common Stock with respect to dividend, redemption and liquidation rights.

     Holders of shares of Preferred Stock will have no preferential or preemptive right to purchase any shares of the Company's capital stock. The Company has no present intention or plan to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS

     The combined effect of the classification of the Board of Directors into three different classes, the cumulative voting rights of the stockholders, the Supermajority Vote Requirements, the provisions of the Certificate of Incorporation and Bylaws of the Company requiring the approval of at least two-thirds of the voting power of all outstanding shares of Common Stock for certain amendments to the Certificate of Incorporation or Bylaws, the Company's right of first refusal, and the Company's right of repurchase upon termination of employment or affiliation, may discourage, delay or prevent attempts to acquire control of the Company that are not approved by the Company's Board of Directors. The provisions may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price available in the Limited Market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. However, the Board of Directors believes that these provisions are in the best interests of the Company and its stockholders, because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors which is in the best position to act on behalf of all stockholders. See "Risk Factors--Anti-Takeover Effects."

                                LEGAL MATTERS

     The legality of the Class A Common Stock offered hereby has been passed upon for the Company by Douglas E. Scott, Esquire, Senior Vice President and General Counsel of the Company. As of April 13, 1998, Mr. Scott owned of record 16,410 shares of Class A Common Stock, had the right to acquire an additional 21,000 shares pursuant to previously granted stock options and beneficially owned a total of 4,591 shares through the Company's retirement plans.

                                   EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Science Applications International Corporation for the year ended January 31, 1998 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Bell Communications Research, Inc. incorporated by reference in this Prospectus from the Company's Report on Forms 8-K dated July 11, 1997 and September 19, 1997, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.


                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . .       2
Information Incorporated by Reference. . . . . . . . . . . . . . . . .       2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
Resales by Affiliates of Acquired Companies. . . . . . . . . . . . . .       9
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . .      10
Description of Class A Common Stock. . . . . . . . . . . . . . . . . .      11
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16


                                3,000,000 SHARES

                              CLASS A COMMON STOCK




                                    [LOGO]








                              -------------------
                              P R O S P E C T U S
                              -------------------







                                 _______, 1998

------------------------------------------------------------------------------
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



                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against certain circumstances. Article FIFTEENTH of the Registrant's Restated Certificate of Incorporation requires the Registrant to indemnify its directors and officers to the fullest extent permitted by law.

     The Company also has directors and officers liability insurance, with policy limits of $50 million, under which directors and officers of the Company are insured against certain liabilities which they may incur in such capacities.

ITEM 21.  EXHIBITS

  EXHIBIT
  NUMBER          DESCRIPTION OF EXHIBITS              INCORPORATED BY REFERENCE TO
  -------         -----------------------              ----------------------------
   4(a)     Article FOURTH of the Registrant's       Exhibit 3 to the Registrant's
            Certificate of Incorporation.            Post-Effective Amendment No. 1
                                                     to Form S-2 as filed on August 21,
                                                     1987 with the SEC.

  10(a)     Form of Alumni Agreement.                Exhibit 4(w) to the Registrant's
                                                     Annual Report on Form 10-K for the
                                                     fiscal year ended January 31, 1997.

      5     Opinion of Douglas E. Scott, Esq.        Exhibit 5 to the Registrant's
                                                     Registration Statement No. 33-51523
                                                     on Form S-4 as filed May 6, 1996 with
                                                     the SEC.

     21     Subsidiaries of the Registrant.          **

  23(a)     Consent of Douglas E. Scott, Esq.        Contained in Exhibit 5 to the
                                                     Registrant's Registration Statement
                                                     No. 33-51523 on Form S-4 as filed
                                                     May 6, 1996 with the SEC.

  23(b)     Consent of Price Waterhouse LLP.         **

  23(c)     Consent of Coopers & Lybrand L.L.P.      **

-----------------------
**  Filed herewith.

ITEM 22.  UNDERTAKINGS

     (a)  Rule 415 Offering

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the informationset forth in the Registration Statement; excluding information contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Registration on Form S-4 of Securities Offered for Resale

          (1) The Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d)  Securities and Exchange Commission Policy Regarding Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Section 145 of the General Corporation Law of Delaware and Article FIFTEENTH of the Registrant's Certificate of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e)  Requests for Information

     The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f)  Post-Effective Amendments

     The Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on May 4, 1998.

                                   SCIENCE APPLICATIONS
                                   INTERNATIONAL CORPORATION

                                               *
                                   -----------------------------
                                            J.R. Beyster
                                       Chairman of the Board
                                   and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                         TITLE                      DATE
      ---------                         -----                      ----

          *                  Chairman of the Board and         May 4, 1998
------------------------     Principal Executive Officer
     J.R. Beyster

          *                  Principal Financial Officer       May 4, 1998
------------------------
W.A. Roper, Jr.

          *                  Principal Accounting Officer      May 4, 1998
------------------------
     P.N. Pavlics


------------------------               Director
     D.P. Andrews

          *                            Director                May 4, 1998
------------------------
      V.N. Cook


          *                            Director                May 4, 1998
------------------------
    W.H. Demisch

          *                            Director                May 4, 1998
------------------------
     W.A. Downing

          *                            Director                May 4, 1998
------------------------
     J.E. Glancy


      SIGNATURE                         TITLE                      DATE
      ---------                         -----                      ----

          *                            Director                May 4, 1998
------------------------
     B.R. Inman


                                       Director
------------------------
     A.K. Jones


                                       Director
------------------------
  H.M.J. Kraemer, Jr.

          *                            Director                May 4, 1998
------------------------
     W.M. Layson

          *                            Director                May 4, 1998
------------------------
      C.B. Malone

          *                            Director                May 4, 1998
------------------------
    J.W. McRary


                                       Director
------------------------
   S.D. Rockwood


                                       Director
------------------------
     R.C. Smith

          *                            Director                May 4, 1998
------------------------
    E.A. Straker



          *                            Director                May 4, 1998
------------------------
     M.E. Trout

          *                            Director                May 4, 1998
------------------------
   J.P. Walkush

          *                            Director                May 4, 1998
------------------------
  J.H. Warner, Jr.

          *                            Director                May 4, 1998
------------------------
     J.A. Welch

          *                            Director                May 4, 1998
------------------------
    J.B. Wiesler


      SIGNATURE                         TITLE                      DATE
      ---------                         -----                      ----

          *                            Director                May 4, 1998
------------------------
    A.T. Young



* By    /s/ D.E. SCOTT
    -----------------------
            D.E. Scott
       as Attorney-in-Fact